August 29, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM AND DCP MIDSTREAM PARTNERS COMPLETE ACQUISITIONS

•	DCP Midstream purchases Momentum Energy Group Inc. (MEG) for $635 million
•	DCP Midstream Partners purchases certain MEG assets from general partner for $165 million

DENVER - DCP Midstream, LLC, or DCP Midstream, has completed its previously announced acquisition of the stock of MEG for $635 million, subject to closing adjustments. MEG is a portfolio company of investment firms including Yorktown Energy Partners LLC, Banc of America Capital Investors and Lehman Brothers MLP Partners, L.P. In a separate transaction, DCP Midstream Partners (NYSE: DPM), or the Partnership, completed its previously announced acquisition of certain subsidiaries of MEG from DCP Midstream for $165 million, subject to closing adjustments. DCP Midstream owns the general partner of the Partnership. These transactions mark the combined enterprise’s entry into three prominent producing basins: Fort Worth, Piceance and Powder River.

“This acquisition exemplifies our commitment to grow our gathering and processing footprint by entering three prominent producing basins ,” said William Easter III, chairman, president and CEO of DCP Midstream. “We foresee future opportunities to deploy growth capital in these new basins and look forward to partnering with the producers in these basins to provide the necessary infrastructure and services to link them to the market.” Mark Borer, president and CEO of the Partnership, added “With the close of this transaction, the Partnership has executed over $625 million in acquisitions since April 1, 2007. We are pleased to enter these growth basins, diversify our business portfolio, and to provide immediate accretion to our distributable cash flow. Our ability to jointly pursue growth opportunities with DCP Midstream is a competitive advantage for the Partnership.”

DCP Midstream will retain the MEG assets in the Fort Worth Basin which include the 150-mile Tolar system. This system gathers and processes natural gas produced from the prolific Barnett Shale formation, serving over 300,000 dedicated acres in Parker, Hood, Erath, Palo Pinto and Somervell counties in Texas. Both the gathering system and existing processing capacity of 80 million cubic feet per day (MMCFD) are being expanded to accommodate increased drilling including construction of the new Black Diamond plant.

DCP Midstream financed the acquisition with debt. Merrill Lynch & Co. acted as exclusive financial advisor to DCP Midstream on the acquisition and Lehman Brothers Inc. acted as exclusive financial advisor to MEG.

The Partnership purchased the Piceance Basin and Powder River Basin assets of MEG from DCP Midstream. The Piceance Basin assets consist of a 70 percent operating interest in the 31-mile Collbran Valley Gas Gathering system joint venture, which gathers and processes natural gas from over 20,000 dedicated acres in western Colorado. The processing facility capacity is currently being expanded from 60 MMcfd to 120 MMcfd. The other partners in the joint venture, Plains Exploration and Delta Petroleum, are also the producers on the system. The Powder River Basin assets include the 1,324-mile Douglas gas gathering system, which gathers approximately 30 MMcfd of gas and covers more than 4,000 square miles in Wyoming. Also included in the transaction is the idle Painter Unit fractionator and Millis terminal, and associated NGL pipelines currently leased to a third party in southwest Wyoming. DCP Midstream will manage and operate these assets on the Partnership’s behalf.

The Partnership financed the acquisition from DCP Midstream with a combination of equity, debt and cash on hand.

DCP Midstream, LLC, headquartered in Denver, Colorado, is one of the nation's largest natural gas gatherers and processors, and one of the largest natural gas liquids (NGLs) producers and NGL marketers. DCP Midstream operates in 16 states across the five largest natural gas producing regions in the United States.  DCP Midstream is a 50:50 joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Web site at www.dcpmidstream.com.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP Web site at http://www.dcppartners.com.

-more-

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:

•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

###